Exhibit 10.7

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

DESCRIPTION OF NON-EMPLOYEE DIRECTOR
COMPENSATION ARRANGEMENTS

Fees

Each non-employee director for an entire fiscal year receives an annual retainer of $10,000 for services rendered as a director of Northern Technologies International Corporation.  Each non-employee director for a portion of the fiscal year receives a prorated portion of such annual retainer.  Each non-employee director of NTIC also receives $1,000 for each Board meeting attended and $500 for each Audit Committee, Compensation Committee and Nominating Committee meeting attended.  The following non-employee directors are Pierre Chenu, Mark J. Stone, Dr. Sunggyu Lee, Dr. Ramani Narayan, Mark M. Mayers, Dr. Vera Kallmeyer and Jean-Guy Coulombe.

Stock Options

Pursuant to the Northern Technologies International Corporation 2000 Stock Incentive Plan, each non-employee director of NTIC is automatically granted a five-year non-qualified option to purchase 2,000 shares of NTIC common stock on the first day of each fiscal year in respect to their past year’s services as a non-employee director of NTIC.  Non-employee directors who are elected or appointed to the Board following the first day of the fiscal year receive an automatic grant of an option to purchase a pro rata portion of 2,000 shares of NTIC common stock calculated by dividing the number of months remaining in the fiscal year at the time of election or appointment divided by 12, which options are automatically granted at the time of their election or appointment.  Each automatically granted option becomes exercisable, on a cumulative basis, with respect to 33 1/3% of the shares covered by such option on each anniversary of the date of its grant.  The exercise price of such option is equal to the fair market value of a share of NTIC common stock on the date of grant.

Reimbursement of Travel Expenses

All of NTIC’s directors are reimbursed for travel expenses for attending meetings.